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                                                         EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT


The Board of Directors
First American Corporation:


We consent to the use of our audit report dated July 10, 1998, on the supplemental consolidated financial statements of First American Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, contained in First American Corporation's Form 8-K dated July 14, 1998 incorporated herein by reference and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Proxy Statement-Prospectus.

The supplemental consolidated financial statements give retroactive effect to the merger of First American Corporation and Deposit Guaranty Corp. on May 1, 1998 which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business transaction accounted for by the pooling of interest method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they became the historical financial statements of First American Corporation and subsidiaries after financial statements covering the date of consummation of the business combination were issued.


                                            /s/ KPMG PEAT MARWICK LLP


Nashville, Tennessee
August 11, 1998